SUB-ADVISORY AGREEMENT
This Sub-Advisory Agreement (the “Agreement”) is made as of December 18, 2020 by and between Toroso Investments, LLC, a Delaware limited liability company, with its principal place of business at 898 N. Broadway, Suite 2, Massapequa, New York 11758 (the “Adviser”) and ShariaPortfolio, Inc., a Florida corporation, with its principal place of business at 1331 S. International Parkway, Suite 2291, Lake Mary, Florida 32746 (the “Sub-Adviser”), with respect to each series of the Tidal ETF Trust (the “Trust”) identified on Schedule A to this Agreement, as may be amended from time to time (each, a “Fund” and, if more than one Fund, together, the “Funds”).
BACKGROUND
A.The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.
B.The Adviser has entered into an Investment Advisory Agreement dated November 14, 2019, as amended (the “Investment Advisory Agreement”), with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the Funds.
C.The Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services.
D.The Investment Advisory Agreement contemplates that the Adviser may appoint one or more sub-advisers to perform some or all of the services for which the Adviser is responsible.
E.Subject to the terms of this Agreement, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.
TERMS
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:
1.Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.
2.Sub-Advisory Services. The Sub-Adviser shall be responsible for ensuring that the Funds follow the character of each Fund’s applicable securities index, monitoring each Fund’s security selections, and providing advice to the Adviser with regard to the interpretation of and compliance with Sharia principles, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and each Fund’s prospectus and statement of additional information as set forth in the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and to the investment objectives, policies and restrictions of each Fund, as shall be from time to time in effect and such other limitations, policies and procedures as the Board or the Adviser may reasonably impose from time to time and provide in writing to the SubAdviser (the “Investment Policies”). The Sub-Adviser acknowledges that the Board retains ultimate authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders. For the avoidance of doubt, the Sub-Adviser is not granted any investment discretion or authority to act for the Funds with respect to purchases, sales or other transactions under this Agreement.
3.Representations of the Sub-Adviser.
3.1.    The Sub-Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
3.2.     The Sub-Adviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser.
3.3.     The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Adviser and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall upon reasonable request provide the Adviser and the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.
3.4.     None of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
3.5.     The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser and the Trust with access to the records relating to such policies and procedures as they relate to the Funds. The Sub-Adviser will also provide, at the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures.
3.6.     The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.
3.7.     The Sub-Adviser will not engage in any securities or other transactions on behalf of a Fund.
3.8.     The Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program implemented in accordance with Rule 22e‑4 under the 1940 Act.
4.Representations of the Adviser.
4.1.     The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
4.2.     The Adviser is registered as an investment adviser under the Advisers Act. None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Sub-Adviser upon the Adviser’s discovery of an occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law that relate to the Adviser’s services described hereunder and the to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.
4.3.     The Adviser has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser.
4.4.     The Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV.
4.5.     The Adviser has provided the Sub-Adviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement and the Investment Policies, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents.
4.6.     The Adviser or its delegate will timely provide the Sub-Adviser with copies of such information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.
5.Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Adviser shall limit the Sub-Adviser’s full responsibility for any of the foregoing.
6.Proxy Voting. The Sub-Adviser will have no proxy voting responsibilities or authority under this Agreement.
7.Brokerage. The Sub-Adviser will have no brokerage responsibilities or authority under this Agreement, nor any authority to place or execute securities transactions on behalf of any of the Funds.
8.Records/Reports.
8.1.     Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board or the Trust’s chief compliance officer (the “Chief Compliance Officer”) the information required to be supplied under this Agreement.
8.2.     The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Funds) relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Funds’ Books and Records”). The Funds’ Books and Records shall be available to the Adviser, the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Adviser upon the termination of this Agreement and shall be available without delay during any day the Adviser is open for business.
8.3.     Cooperation with Agents of the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.
8.4.     Information and Reporting. The Sub-Adviser shall provide the Adviser and the Trust, and its respective officers, with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Board or the Adviser may from time to time reasonably request.

8.5.     Notification of Breach/Compliance Reports. The Sub-Adviser shall notify the Adviser immediately upon detection of (i) any material failure to provide the sub-advisory services contemplated under this Agreement with respect to any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Sub-Adviser’s policies, guidelines or procedures. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Adviser or the Board may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Adviser in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.
8.6.     Board and Filings Information. The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding its sub-advisory services contemplated by this Agreement required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its services to the Funds and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.
9.Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Adviser and Trust. The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and Trust. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall immediately notify the Adviser of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.
10.Members and Employees. Members and employees of the Sub-Adviser may be trustees, officers or employees of the Trust.

11.Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities or other investments of a Fund.
12.Compensation.
12.1.     Sub-Advisory Fee. During the term of this Agreement, the Sub-Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay to the Sub-Adviser or its designated paying agent, an annual sub-advisory fee equal to the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis.
12.2.     The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.
12.3.     The Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory fee.
13.Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.
14.Liability and Standard of Care.
14.1.     The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Sub-Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.
14.2.     The Sub-Adviser shall indemnify the Trust, each Fund, the Adviser and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished in writing to the Adviser by the Sub-Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-Adviser in the performance of its duties under this Agreement (collectively, “Sub-Adviser Disabling Conduct”).
14.3.     Notwithstanding anything to the contrary contained herein, the Sub-Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund, Trust or their shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iii) acts of the Sub-Adviser which result from or are based upon acts or omissions of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser, which records are not also maintained by the Sub-Adviser; provided, however, that the limitations on the Sub-Adviser’s liability and indemnification obligations described in (i) through (iii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Sub-Adviser Disabling Conduct.
14.4.     The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.
14.5.     For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.
14.6.     The Adviser shall indemnify the Sub-Adviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Sub-Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished by or on behalf of the Adviser in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Adviser Disabling Conduct”).

14.7.     Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Sub-Adviser Indemnified Parties for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by or on behalf of the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon  acts or omissions of the Sub-Adviser which result from or are based upon acts or omissions of the Sub-Adviser, including, but not limited to, a failure of the Sub-Adviser to provide accurate and current information with respect to any records maintained by Sub-Adviser; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in this Section 14.7 shall not apply with respect to, and to the extent, any portion of liability that is attributable to Adviser Disabling Conduct.
14.8.     The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.
15.Term/Approval/Amendments.
15.1.     This Agreement shall become effective with respect to a Fund as of the date of commencement of operations of the Fund if approved: (i) by a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.
15.2.     No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees.
15.3.     In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.
15.4.     This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection.
16.Use of the Sub-Adviser’s Name.
16.1.     The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.
16.2.     Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.
17.Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Adviser agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Adviser and the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Adviser or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Adviser or the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
18.Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.

The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.
19.Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.
Notices to Adviser shall be sent to:
Toroso Investments, LLC
898 N. Broadway, Suite 2
Massapequa, New York 11758
Attn: Chief Executive Officer
Notices to Sub-Adviser shall be sent to:
ShariaPortfolio, Inc.
1331 S. International Parkway, Suite 2291
Lake Mary, Florida 32746
Attn: Chief Executive Officer
20.Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.
21.Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities;” “interested persons;” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.
22.Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.
23.Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

24.Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York and the Adviser and Sub-Adviser consent to the jurisdiction of courts, both state or federal, in New York, with respect to any dispute under this Agreement.
25.Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.
26.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.
Toroso Investments, LLC
By:    /s/ Daniel Carlson
Name:    Dan Carlson
Title:    Chief Financial Officer
ShariaPortfolio, Inc.
By:    /s/ Naushad Virji
Name:    Naushad Virji
Title:    Chief Executive Officer

Schedule A
to the
Sub-Advisory Agreement
by and between
Toroso Investments, LLC
and
ShariaPortfolio, Inc.

Fund Name	Sub-Advisory Fee
SP Funds S&P Global REIT Sharia ETF	0.02% (2 basis points) under $500 million in AUM, and 0.01% (1 basis point) on AUM over $500 million